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                                                                     EXHIBIT 99

          Oakhurst Announces Delisting From the Nasdaq SmallCap Market
                       And Adopts Shareholder Rights Plan

Contact:    Karen Stempinski
            (817) 416-0717

Delaware -- Wednesday, February 11, 1998, Oakhurst Company, Inc. announced today that the Company's common stock was delisted from trading on the Nasdaq SmallCap Market effective at the close of business on Tuesday, February 10, 1998.

The Company has been informed that its common stock will be eligible to trade on the OTC Bulletin Board (under its existing symbol) commencing February 11, 1998.

The delisting is a result of the fact that the Company has not for some time met Nasdaq's minimum bid price and net tangible assets maintenance requirements for continued listing.

The Company also announced that on February 10, 1998, its Board of Directors adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 10, 1998. The rights are not currently exercisable and only become exercisable under certain circumstances.

The rights plan was not adopted in response to any proposals or communications regarding plans to acquire control of the Company. Rather, the plan is intended to deter partial tender offers and other abusive and coercive takeover tactics and to insure that any acquisition of the Company would result in full and fair value for all shareholders.

The rights plan is designed to protect the value of every shareholder's investment and is not intended to prevent an acquisition of the Company (or of its operating companies) or to prevent the Company from entering into joint ventures, acquisitions or other collaborations with corporate partners. Since the rights may be redeemed by the Board of Directors prior to an event that triggers the exercisability of the rights, the plan should not interfere with a transaction that is in the best interests of the Company and its shareholders. The issuance of the rights has neither an accounting or financial impact nor a dilutive or tax effect to the Company or its shareholders.

Each right will entitle shareholders to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10.00. Each one one-hundredth of a share of the Series A Preferred Stock will be economically equivalent to one share of the Company's common stock. The rights will be exercisable only if certain persons or groups acquire beneficial ownership of 15% or more of the Company's outstanding common stock or commence a tender or exchange offer upon consummation of which such persons or groups would beneficially own 15% or more of the Company's outstanding common stock. The Company, generally, will be entitled to redeem the rights at any time until the tenth day following a public announcement that a person or group has acquired 15% or more of the Company's common stock. Certain additional provisions of the shareholder rights plan will be outlined in a letter that will be mailed to all shareholders.

Oakhurst Company, Inc., through its subsidiaries, Steel City Products, Inc. and Dowling's Fleet Service Co., Inc., is primarily a distributor of products to the automotive after market. Its largest business, conducted under the trade name "Steel City Products," is a distributor of automotive parts and accessories and non-food pet supplies located in the Pittsburgh, Pennsylvania area.


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This press release contains certain forward-looking statements that involve significant risks and uncertainties. Such forward-looking statements are based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained herein. Among the factors that could cause or contribute to such differences include those discussed in the Company Annual Report on Form 10-K for the year ended February 28, 1997. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of other unanticipated events.
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